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EXHIBIT 3.1 (a)

ARTICLES OF INCORPORATION

of

GEON

        We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation.

ARTICLE I

Name

        The name of this corporation is Geon.

ARTICLE II

Duration

        The duration of this corporation is perpetual.

ARTICLE III

Purposes

        The purpose or purposes for which this corporation is organized are:

          (a)   To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Utah.

          (b)   To purchase or in any way acquire for investment, -for sale or otherwise lands, businesses, contracts for the purchase or sale of lands or businesses, buildings, improvements, and-,or any other real or personal property of any kind and or any interest therein and as for consideration for the same to pay cash or to issue the capital stock, debenture, bonds, mortgage bonds, or other obligations of the corporation, to sell, convey, lease, mortgage, deed of trust, turn to account or otherwise deal with all or any part of the property of the corporation, to make and obtain loans upon real estate, businesses, or improved or unimproved, and upon personal property giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise and to enter into contracts to buy or sell real property or business interest consisting of real or personal property. The buy and sell mortgages, trust deeds, contracts and evidences of indebtedness, to purchase or otherwise acquire for the purpose of holding or disposing of the same real or personal property of every kind and description including the good will, stock rights and property of every person, firm, association or corporation paying for the same in cash, stock, or bonds of this corporation and to draw, make, accept, endorse, disclose, execute, issue promissory notes, bills of exchanges, warrants, bonds, debentures and other negotiable or transferable investments or obligations of the corporation from time to time for any of the objects or purposes of incorporation without restriction or limit as to amount and to do each and every thing necessary for completion of the above purposes.

          (c)   To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the-attainment of any one or more of the subjects herein enumerated or which at any time nay appear conducive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world as principles, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

ARTICLE IV

Stock

        The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value of $.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE V

Amendment

        These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI

Shareholder Rights

        The authorized and treasury stock of this corporation may be issued at such time, upon such terms and- conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

ARTICLE VII

Capitalization

        This corporation will not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

ARTICLE VIII

Initial Office and Agent

        The address of the initial registered office of the corporation is 944 South 500 East, Salt Lake City, Utah 84105 and the name of the corporation's initial registered agent at such address is Cherie Peterson.

ARTICLE IX

Directors

        The number of Directors constituting the initial Board of Directors of this corporation is three. The names and addresses of persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified are:

Deanne Randall
930 Newberry Road
Salt Lake City, Utah 84108

Kathryn Boston
2910 Willowbend Drive
Sandy, Utah 840012

Cherie Peterson
944 South 500 East
Salt Lake City, Utah 84105

ARTICLE X

Incorporators

        The name and address of each incorporator is:

Deanne Randall
930 Newberry Road
Salt Lake City, Utah 84108

Kathryn Boston
2910 Willowbend Drive
Sandy, Utah 84092

Cherie Peterson
944 South 500 East
Salt Lake City, Utah 84105

ARTICLE XI

Common Directors—Transactions Between Corporations

        No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof, which authorizes, approves or ratifies such contract or transaction.

DATED this 28th day of June 1984.
/s/ DEANNE RANDALL
/s/ KATHRYN BOSTON
/s/ CHERI PETERSON
STATE OF UTAH
COUNTY OF SALT LAKE

        I hereby certify that on the 28 day of June1984, Deanne Randall, Kathryn Boston, and Cherie Peterson, personally appeared before me who, being by me first duly, sworn, severally declared that they are the incorporators and that the statements therein contained are true.

DATED this 28 day of June 1984.
/s/ NOTARY PUBLIC: Residing in:
My Commission Expires: 7-12-84

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  EXHIBIT 3.1 (a)
ARTICLES OF INCORPORATION of GEON